EXHIBIT 21

SUBSIDIARIES OF THE COMPANY

OmniCommerce Systems, Inc.	(Inactive)
OmniComm Europe GmbH.	(Active)
OmniComm USA, Inc.	(Active)
OmniComm Ltd.	(Active)
OmniComm Spain S.L.	(Active)
OmniComm Promasys B.V.	(Active)